Exhibit 99.1

FOR IMMEDIATE RELEASE

Catalyst Pharmaceutical Partners Expands Executive Leadership Team

to Support the Commercialization of FirdapseTM

Barrett S. McGrath Named as Chief Commercial Officer

CORAL GABLES, Fla., March 28, 2014 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX), a specialty pharmaceutical company focused on developing safe and effective, FDA-approved medicines targeting orphan neuromuscular and neurological diseases, today announced the appointment of Barrett S. McGrath as Chief Commercial Officer, a newly created position. McGrath will lead the formation of Catalyst’s North America commercial strategy and organization. McGrath will report to Patrick McEnany, Chairman, President and Chief Executive Officer of Catalyst.

“With more than 30 years of commercial and business development experience in the orphan and ultra-orphan markets across a range of therapeutic areas, Barrett brings to Catalyst a depth of knowledge and expertise at a pivotal time,” said Patrick McEnany. “He has been a part of the development or execution of more than 20 launch programs. This experience will be invaluable as we begin our plans for an NDA submission of Firdapse™ to the FDA early next year and initiate pre-commercial activities.”

In his most recent industry role, Barrett was the Vice President, Commercial Development at InterMune, Inc. This role began in May 2009 following a 13-month consulting relationship with the company. In both capacities, his primary responsibility was to develop the U.S. commercial strategy and organization in preparation for the launch of Esbriet® (pirfenidone), which is the only approved medicine for idiopathic pulmonary fibrosis (IPF), a large orphan disease, in Europe and Canada.

Mr. McGrath began his career in 1982 at American Hospital Supply Corporation, in the American Critical Care pharmaceutical division. Barrett left American Hospital Supply in 1988 to join Genentech’s growing commercial organization. During a period of 11 years at Genentech, he served in roles of increasing responsibility in sales, sales management and brand management, and had integral roles in the launch of several of Genentech’s successful early brands. Following his departure from Genentech, Barrett served as a commercial consultant to venture-backed start-up Tercica. In 2002, he joined Quintiles, Inc., in Alliance Management for the NovaQuest unit.

Barrett has also served as a Consultant/Advisor to numerous emerging healthcare companies in the areas of commercial strategy, business development and venture-backed company formation. Barrett earned a BS in Business Administration - Marketing from the University of Tennessee – Knoxville.

“I am very excited to be joining Catalyst at this pivotal time for the company,” said McGrath. “I look forward to the opportunity to participate in the development of Catalyst’s mission to assure that all LEMS patients are able to have access to a safe and effective, FDA-approved therapy to address this unmet medical need.”

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a specialty pharmaceutical company focused on the development and commercialization of novel prescription drugs targeting rare (orphan) neuromuscular and neurological diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, is currently undergoing testing in a global, multi-center, pivotal Phase 3 trial and has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA). In 2012, Catalyst licensed Firdapse™ from BioMarin and Catalyst assumed management of the Phase 3 pivotal trial, initiated by BioMarin. Firdapse™ is the first and only European approved drug for symptomatic treatment in adults with LEMS.

Catalyst is also developing a potentially safer and more potent vigabatrin analog (designated CPP-115) to treat infantile spasms, and epilepsy, as well as other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette Syndrome. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted E.U. orphan medicinal product designation for the treatment of West Syndrome by the European Commission. For more information, please visit www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including the timing of completion of Catalyst’s currently ongoing Phase 3 trial of Firdapse™, whether the Phase 3 trial will be successful, whether the receipt of breakthrough therapy designation for Firdapse™ will expedite the development and review of Firdapse™ by the FDA or the likelihood that the product will be found to be safe and effective, whether an NDA for Firdapse™ will ever be accepted for filing by the FDA, the timing of any such NDA filing or acceptance, whether Catalyst will be the first company to receive approval for 3,4-DAP, giving it 7-year marketing exclusivity for its product, whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2013 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

#   #   #

Media/Investor Contacts	Company Contact
David Connolly or Aurora Krause	Patrick J. McEnany
LaVoie Group	Catalyst Pharmaceutical Partners, Inc.
(617) 374-8800	Chief Executive Officer
dconnolly@lavoiegroup.com	(305) 529-2522
akrause@lavoiegroup.com	pmcenany@catalystpharma.com